Exhibit 99

News Release

Contact

Bev Fleming, Investor Relations

(312) 444-7811

or

Richard Jurek, Public Relations

(312) 444-5281

http://www.northerntrust.com

FOR IMMEDIATE RELEASE

NORTHERN TRUST CORPORATION REPORTS RECORD SECOND QUARTER 2007

EARNINGS OF $.92 PER SHARE, UP 21% FROM THE PRIOR YEAR.

(Chicago, July 18, 2007) Northern Trust Corporation today reported record net income per common share of $.92 for the second quarter of 2007, an increase of 21% from $.76 per share a year ago. Net income increased 23% to a record $206.9 million, up from $167.9 million earned in the second quarter of last year. This performance resulted in a return on average common equity of 20.2%.

William A. Osborn, Chairman and Chief Executive Officer, commented, “We are very pleased to report record earnings per share for the quarter, up 21% over last year and 10% ahead of the first quarter. This performance represents our tenth consecutive quarter of double-digit earnings per share growth. The results were driven by excellent revenue growth in both our private client and corporate and institutional businesses, resulting in an 18% increase in trust, investment and other servicing fees over last year. Our success in the marketplace was evidenced by the double-digit growth in client assets, with assets under custody increasing 26% over last year to $4.0 trillion, global custody assets growing 34% to $1.9 trillion, and assets under management increasing 20% to $766.5 billion. During the quarter, we continued to expand our market reach while also strengthening capabilities to support the evolving needs of our clients.”

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SECOND QUARTER PERFORMANCE HIGHLIGHTS

Northern Trust’s second quarter consolidated revenues reached a record $882.4 million, up 11% from last year’s second quarter. Trust, investment and other servicing fees increased 18% from last year to a record $532.7 million and represented 60% of second quarter revenues. Total fee-related income represented 76% of revenues. Net interest income rose 5% to $208.6 million and foreign exchange trading income decreased slightly from the extremely strong levels recorded in last year’s second quarter.

Trust, investment and other servicing fees from Corporate & Institutional Services (C&IS) increased 19% from the year-ago quarter to a record $309.0 million, reflecting strong new business and higher equity markets. The largest component of C&IS fees is custody and fund administration fees, which increased 21% to a record $147.7 million. Securities lending fees totaled a record $73.4 million, also up 21% compared with the second quarter last year, reflecting higher volumes. Fees from asset management in the quarter grew 15% from the prior year to $71.4 million. C&IS assets under custody totaled $3.7 trillion, up 25% from a year ago, and included $1.9 trillion of global custody assets, a 34% increase compared with a year ago. C&IS assets under management totaled $622.1 billion, a 20% increase from the prior year.

Trust, investment and other servicing fees from Personal Financial Services (PFS) in the quarter increased 16% and totaled a record $223.7 million compared with $192.4 million a year ago. The increase in PFS fees resulted primarily from strong new business and higher equity markets. Revenue growth continued to be broad-based, with all regions and the Wealth Management Group reporting year-over-year increases in fees. PFS assets under custody totaled $319.2 billion, a 36% increase from $234.9 billion in the prior year. PFS assets under management totaled $144.4 billion, a 17% increase from $123.0 billion last year.

Foreign exchange trading income of $81.0 million was down 4% from the strong performance in last year’s second quarter. Revenues from security commissions and trading income equaled $15.0 million, down 7% from the prior year due primarily to lower revenues from transition management services. Other operating income was $28.7 million for the second quarter compared with $23.2 million in the same period last year. Gains totaling $4.9 million

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SECOND QUARTER PERFORMANCE HIGHLIGHTS (continued)

were recognized in the current quarter resulting from the sale of leased equipment at the end of the scheduled lease terms. In addition, a subsidiary located on the Isle of Man and acquired as part of the 2005 acquisition of the Baring Asset Management’s Financial Services Group, was sold during the quarter at a loss of $3.0 million.

Net interest income for the quarter, stated on a fully taxable equivalent basis, totaled $208.6 million, up 5% from $199.0 million reported in the prior year quarter. The increase reflects higher levels of average earning assets, partially offset by a decline in the net interest margin. Refinements to our implementation of the FASB Staff Position No. 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (FSP 13-2), reduced current quarter net interest income on a fully taxable equivalent basis by approximately $7.0 million, representing the entirety of the first half’s impact. The full year impact of FSP 13-2, including the current quarter’s adjustment, is expected to reduce net interest income by approximately $14 million. Average earning assets of $52.9 billion were 15% higher than a year ago driven by growth in short term money market assets, loans and leases, and securities. The net interest margin equaled 1.58%, down from 1.73% in the prior year quarter. The decline in the net interest margin reflects the impact of FSP 13-2 and the narrowing of the interest rate spread.

The reserve for credit losses at June 30, 2007 of $150.5 million increased $1.7 million from the March 31, 2007 balance. The provision for credit losses was $4.0 million in the current quarter compared with $3.0 million in the prior year quarter. Net charge-offs in the quarter totaled $2.3 million compared with $.6 million of net recoveries in the second quarter last year. Nonperforming loans totaled $26.8 million at June 30, 2007, compared with $35.1 million at March 31, 2007 and $30.1 million at June 30, 2006. The reserve for credit losses of $150.5 million included $11.2 million allocated to loan commitments and other off-balance sheet exposures. The remaining $139.3 million reserve assigned to loans and leases at June 30, 2007 represented a reserve to loan and lease ratio of .58%, compared with .64% at March 31, 2007 and .63% a year ago. Nonperforming loans of $26.8 million at quarter-end represented .11% of total loans and leases and were covered 5.2 times by the assigned reserve.

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SECOND QUARTER PERFORMANCE HIGHLIGHTS (continued)

Noninterest expenses totaled $555.3 million for the quarter, up 13% from $492.0 million in the year-ago quarter.

Compensation and employee benefit expenses totaled $310.1 million, up $33.1 million or 12% compared with last year. The current quarter increase was driven by higher staff levels, annual salary increases, higher performance-based compensation, and higher employment taxes and health care costs. Staff on a full-time equivalent basis at June 30, 2007 totaled 10,248, up 10% from a year ago.

The expenses associated with outside services totaled $93.7 million, up $17.1 million or 22% from $76.6 million last year. The current quarter increase reflects volume driven growth in global subcustody and investment manager sub-advisor expenses, and higher expenses for technical and consulting services.

The remaining expense categories totaled $151.5 million, an increase of 9% or $13.1 million from last year. The increase is a result of higher equipment and software expense, which included a computer software write-down, and increased occupancy and advertising costs.

The provision for income taxes was $102.8 million resulting in an effective tax rate of 33.2%. In the prior year quarter, the provision for income taxes was $113.3 million and the effective tax rate was 40.3%. The prior year quarter included approximately $15 million of additional tax reserves related to leveraged leasing transactions. After adjusting for these prior year reserves, the lower effective rate for the current year relates to management’s decision to reinvest indefinitely the earnings of certain non-U.S. subsidiaries and a tax benefit associated with a revision of state tax related cash flows on leveraged leasing transactions which resulted from a periodic review of state tax rates and apportionment factors.

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SECOND QUARTER PERFORMANCE VS. FIRST QUARTER

Net income per common share of $.92 for the second quarter was an increase of 10% from $.84 per share reported in the first quarter of 2007. Net income increased 11% to $206.9 million, up from $186.7 million in the first quarter.

Consolidated revenues increased $58.6 million to $882.4 million. Trust, investment and other servicing fees increased $43.8 million or 9% in the quarter, with C&IS fees increasing $34.8 million or 13% and PFS fees increasing $9.0 million or 4%. Net interest income decreased $1.7 million or 1% in the quarter primarily as a result of second quarter adjustments relating to our implementation of FSP 13-2.

The provision for credit losses totaled $4.0 million in the second quarter, compared with no provision in the first quarter of 2007.

Noninterest expense totaled $555.3 million in the second quarter, an increase of $29.4 million or 6% from the first quarter of 2007. Compensation and employee benefits increased $8.8 million, primarily the result of higher staff levels, annual salary increases, and higher performance-based compensation and employment taxes, partially offset by lower expenses associated with stock options. Northern Trust’s primary grant of stock options occurs in the first fiscal quarter. Consequently, the first quarter expense for stock options is typically higher due to the requirement to expense on the date of grant the entire value of options granted to retirement-eligible employees. The first quarter expense for stock options included $6.3 million attributable to this immediate expensing requirement.

Outside services totaled $93.7 million compared with $84.1 million in the first quarter, reflecting higher global subcustody and other depository related expenses. Other noninterest expense categories totaled $151.5 million, up 8% from $140.5 million in the first quarter of 2007. The increase reflects higher expenses for equipment and software, which included the previously mentioned computer software write-down, occupancy, business promotion, and advertising.

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SECOND QUARTER PERFORMANCE VS. FIRST QUARTER (continued)

The provision for income taxes was $102.8 million in the current quarter resulting in an effective tax rate of 33.2%. This compares with a provision of $95.6 million in the first quarter of 2007 and an effective tax rate of 33.9%. The current quarter provision includes a tax benefit associated with a revision of state tax related cash flows on leveraged leasing transactions which resulted from a periodic review of state tax rates and apportionment factors.

BALANCE SHEET

Assets averaged $59.2 billion for the quarter, up 12% from last year’s second quarter average of $52.7 billion. The securities portfolio averaged $13.1 billion, up 17% from last year, while loans and leases averaged $22.5 billion, up 10%. Money market assets averaged $17.2 billion for the quarter, an increase of 19% from the prior year. The increase in earning assets was primarily funded by growth in non-U.S. office deposits.

Residential mortgages averaged $8.8 billion in the quarter, up 3% from the prior year’s second quarter, and represented 39% of the total average loan and lease portfolio. Commercial loans averaged $4.9 billion, up 20% from $4.1 billion last year, while personal loans averaged $3.2 billion, up 6% from last year’s second quarter.

Stockholders’ equity averaged $4.1 billion, up 10% from last year’s second quarter. The increase primarily reflects the retention of earnings offset in part by the impact of adopting new accounting standards and the repurchase of common stock pursuant to the Corporation’s share buyback program. During the second quarter, the Corporation repurchased 798,150 shares at a cost of $51.3 million ($64.28 average price per share). An additional 11.1 million shares are authorized for repurchase after June 30, 2007 under the previously announced share buyback program.

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SIX-MONTH PERFORMANCE HIGHLIGHTS

Net income per common share of $1.76 for the six months ended June 30, 2007 was 18% higher than the $1.49 reported in 2006. Net income was $393.6 million compared with $330.9 million earned last year and resulted in a return on average common equity of 19.73% and a return on average assets of 1.37%.

Revenues of $1.71 billion were up 11% from the $1.54 billion last year. Trust, investment and other servicing fees were $1.02 billion for the period, up 14% compared with $895.3 million last year. Trust, investment and other servicing fees represented 60% of revenues and total fee-related income represented 75% of total revenues.

Trust, investment and other servicing fees from C&IS increased 13% to $583.2 million from $514.0 million a year ago. Custody and fund administration fees increased 17% to $288.4 million, reflecting strong growth in global fees. Securities lending fees totaled $119.0 million compared with $109.2 million last year, primarily reflecting higher volumes, while fees from asset management grew 14% to $142.9 million.

Trust, investment and other servicing fees from PFS increased 15% and totaled $438.4 million compared with $381.3 million a year ago. The increase resulted primarily from strong new business results and higher equity markets. Revenue growth continued to be broad-based, with all regions and the Wealth Management Group reporting year-over-year increases in fees.

Foreign exchange trading income was $148.2 million in the period compared with $140.2 million last year. Revenues from security commissions and trading income were $29.0 million compared with $31.6 million in the prior year. Other operating income was $55.8 million for the period compared with $44.6 million last year, and included the previously mentioned $4.9 million of gains on the sale of leased assets, the $3.0 million loss on the sale of a subsidiary, and other miscellaneous items.

Net interest income, stated on a fully taxable equivalent basis, totaled $418.9 million, an increase of 8% from $389.6 million reported in the prior year period. The net interest margin of

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SIX-MONTH PERFORMANCE HIGHLIGHTS (continued)

1.63% was down from 1.76% in the prior period, reflecting the impact of FSP 13-2, the narrowing of the interest rate spread, and the significant growth in global custody-related deposits which have been invested primarily in short-term money market assets and securities. Total average earning assets of $51.9 billion were 16% higher than a year ago.

The provision for credit losses was $4.0 million for the first six months compared with $7.0 million in 2006. Net charge-offs totaled $4.5 million compared with net recoveries of $.5 million in 2006.

Noninterest expenses totaled $1.08 billion for the period, up 12% from $965.3 million a year-ago. Compensation and employee benefit expenses of $611.4 million represented 57% of total operating expenses. The current period expenses reflect the impact of higher staff levels, annual salary increases, performance-based compensation, and higher employment taxes and health care costs.

Expenses associated with outside services totaled $177.8 million, up $26.3 million or 17% from last year, reflecting higher expenses for technical services and volume-driven growth in global subcustody and investment manager sub-advisor expenses. The remaining expense categories totaled $292.0 million, up 10% from $264.8 million in 2006. The increase reflects higher expenses for occupancy, a litigation reserve accrual, higher computer software expense, and increased advertising costs.

Total income tax expense was $198.4 million for the six months ended June 30, 2007, representing an effective rate of 33.5%. This compares with $200.7 million in income tax expense and an effective rate of 37.8% for 2006. The prior period tax provision included approximately $15 million of additional reserves related to leveraged leasing transactions. The current year tax provision was reduced as a result of management’s decision to reinvest indefinitely the earnings of certain non-U.S. subsidiaries and the favorable impact of a revision of state tax related cash flows on leveraged leasing transactions which resulted from a periodic review of state tax rates and apportionment factors.

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FORWARD-LOOKING STATEMENTS

This news release may be deemed to include forward-looking statements, such as statements that relate to Northern Trust’s financial goals, dividend policy, expansion and business development plans, anticipated expense levels and projected profit improvements, business prospects and positioning with respect to market, demographic and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, anticipated tax benefits and expenses, and the effects of any extraordinary events and various other matters (including developments in litigation and regulation involving Northern Trust and changes in accounting policies, standards and interpretations) on Northern Trust’s business and results. Forward-looking statements are typically identified by words or phrases, such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” “plan,” “goal,” “target,” “strategy,” and similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are Northern Trust’s current estimates or expectations of future events or future results. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. Northern Trust Corporation’s 2006 Financial Annual Report to Shareholders, including the section of Management’s Discussion and Analysis captioned “Factors Affecting Future Results,” and periodic reports to the Securities and Exchange Commission, including the section captioned “Risk Factors,” contain additional information about factors that could affect actual results, including: economic, market, and monetary policy risks; operational risks; investment performance, fiduciary, and asset servicing risks; credit risks; liquidity risks; holding company risks; regulation risks; litigation risks; tax and accounting risks; strategic and competitive risks; and reputation risks. All forward-looking statements included in this news release are based on information available at the time of the release, and Northern Trust Corporation assumes no obligation to update any forward-looking statement.

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WEBCAST OF SECOND QUARTER EARNINGS CONFERENCE CALL

Northern Trust’s second quarter earnings conference call will be webcast live on July 18, 2007. The Internet webcast opens the call to all investors, allowing them to listen to the Chief Financial Officer’s comments. The live call will be conducted at 11:00 a.m. CDT and is accessible on Northern Trust’s web site at:

http://www.northerntrust.com/financialreleases

The only authorized rebroadcasts of the live call will be available on Northern Trust’s web site from 2:00 p.m. CDT on July 18, 2007 through 5:00 p.m. CDT on July 25, 2007. Participants will need Windows Mediatm software, which can be downloaded free through Northern’s web site. This earnings release can also be accessed at the above web address.

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NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS

($ In Millions Except Per Share Data)

	SECOND QUARTER
	2007	2006	% Change (*)
Noninterest Income
Trust, Investment and Other Servicing Fees	$532.7	$452.8	18%
Foreign Exchange Trading Income	81.0	84.4	(4)
Treasury Management Fees	16.4	16.7	(2)
Security Commissions & Trading Income	15.0	16.0	(7)
Other Operating Income	28.7	23.2	24
Investment Security Transactions	—	0.2	—

Total Noninterest Income	673.8	593.3	14

Interest Income (Taxable Equivalent)	677.7	556.9	22
Interest Expense	469.1	357.9	31

Net Interest Income (Taxable Equivalent)	208.6	199.0	5

Total Revenue (Taxable Equivalent)	882.4	792.3	11

Noninterest Expenses
Compensation	251.4	221.1	14
Employee Benefits	58.7	55.9	5
Outside Services	93.7	76.6	22
Equipment and Software Expense	55.6	49.1	13
Occupancy Expense	42.1	39.2	7
Other Operating Expenses	53.8	50.1	7

Total Noninterest Expenses	555.3	492.0	13

Provision for Credit Losses	4.0	3.0	33
Taxable Equivalent Adjustment	13.4	16.1	(16)

Income before Income Taxes	309.7	281.2	10
Provision for Income Taxes	102.8	113.3	(9)

NET INCOME	$206.9	$167.9	23%

Per Common Share
Net Income
Basic	$0.94	$0.77	22%
Diluted	0.92	0.76	21

Return on Average Common Equity	20.23%	18.05%
Average Common Equity	$4,102.0	$3,732.0	10%
Return on Average Assets	1.40%	1.28%

Common Dividend Declared per Share	$0.25	$0.23	9%

Average Common Shares Outstanding (000s)
Basic	219,633	217,786
Diluted	224,187	221,589
Common Shares Outstanding (EOP)	220,093	217,914

(*)	Percentage change calculations are based on actual balances rather than the rounded amounts presented in Supplemental Consolidated Financial Information.
(N/M)	Percentage change is either not meaningful or not applicable.
Note:	Certain reclassifications have been made to prior periods' consolidated financial statements to place them on a basis comparable with the current period's consolidated financial statements.

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS

($ In Millions Except Per Share Data)

	SIX MONTHS
	2007	2006	% Change (*)
Noninterest Income
Trust, Investment and Other Servicing Fees	$1,021.6	$895.3	14%
Foreign Exchange Trading Income	148.2	140.2	6
Treasury Management Fees	32.6	33.7	(3)
Security Commissions & Trading Income	29.0	31.6	(8)
Other Operating Income	55.8	44.6	25
Investment Security Transactions	0.1	0.3	(56)

Total Noninterest Income	1,287.3	1,145.7	12

Interest Income (Taxable Equivalent)	1,329.6	1,049.3	27
Interest Expense	910.7	659.7	38

Net Interest Income (Taxable Equivalent)	418.9	389.6	8

Total Revenue (Taxable Equivalent)	1,706.2	1,535.3	11

Noninterest Expenses
Compensation	496.1	437.8	13
Employee Benefits	115.3	111.2	4
Outside Services	177.8	151.5	17
Equipment and Software Expense	106.5	97.0	10
Occupancy Expense	80.1	74.3	8
Other Operating Expenses	105.4	93.5	13

Total Noninterest Expenses	1,081.2	965.3	12

Provision for Credit Losses	4.0	7.0	(43)
Taxable Equivalent Adjustment	29.0	31.4	(7)

Income before Income Taxes	592.0	531.6	11
Provision for Income Taxes	198.4	200.7	(1)

NET INCOME	$393.6	$330.9	19%

Per Common Share
Net Income
Basic	$1.80	$1.52	18%
Diluted	1.76	1.49	18

Return on Average Common Equity	19.73%	18.13%
Average Common Equity	$4,021.7	$3,679.9	9%
Return on Average Assets	1.37%	1.30%

Common Dividends Declared per Share	$0.50	$0.46	9%

Average Common Shares Outstanding (000s)
Basic	219,219	217,716
Diluted	223,692	221,533
Common Shares Outstanding (EOP)	220,093	217,914

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

STATEMENT OF INCOME STATISTICS

($ In Millions Except Per Share Data)

	SECOND QUARTER	FIRST QUARTER
	2007	2007	% Change
Noninterest Income
Trust, Investment and Other Servicing Fees	$532.7	$488.9	9%
Foreign Exchange Trading Income	81.0	67.2	21
Treasury Management Fees	16.4	16.2	1
Security Commissions & Trading Income	15.0	14.0	7
Other Operating Income	28.7	27.1	6
Investment Security Transactions	—	0.1	—

Total Noninterest Income	673.8	613.5	10

Interest Income (Taxable Equivalent)	677.7	651.9	4
Interest Expense	469.1	441.6	6

Net Interest Income (Taxable Equivalent)	208.6	210.3	(1)

Total Revenue (Taxable Equivalent)	882.4	823.8	7

Noninterest Expenses
Compensation	251.4	244.7	3
Employee Benefits	58.7	56.6	4
Outside Services	93.7	84.1	11
Equipment and Software Expense	55.6	50.9	9
Occupancy Expense	42.1	38.0	11
Other Operating Expenses	53.8	51.6	4

Total Noninterest Expenses	555.3	525.9	6

Provision for Credit Losses	4.0	—	N/M
Taxable Equivalent Adjustment	13.4	15.6	(14)

Income before Income Taxes	309.7	282.3	10
Provision for Income Taxes	102.8	95.6	8

NET INCOME	$206.9	$186.7	11%

Per Common Share
Net Income
Basic	$0.94	$0.85	11%
Diluted	0.92	0.84	10

Return on Average Common Equity	20.23%	19.21%
Average Common Equity	$4,102.0	$3,940.5	4%
Return on Average Assets	1.40%	1.33%

Common Dividend Declared per Share	$0.25	$0.25	—%

Average Common Shares Outstanding (000s)
Basic	219,633	218,800
Diluted	224,187	223,191
Common Shares Outstanding (EOP)	220,093	219,407

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)

	JUNE 30
	2007	2006	% Change (*)
Assets
Money Market Assets	$15,598.8	$13,720.1	14%
Securities
U.S. Government	5.1	12.8	(60)
Government Sponsored Agency and Other	11,709.3	9,599.9	22
Municipal	883.7	899.9	(2)
Trading Account	7.1	9.9	(28)

Total Securities	12,605.2	10,522.5	20
Loans and Leases	24,044.9	21,297.2	13

Total Earning Assets	52,248.9	45,539.8	15
Reserve for Credit Losses Assigned to Loans & Leases	(139.3)	(133.5)	4
Cash and Due from Banks	3,519.0	4,356.7	(19)
Trust Security Settlement Receivables	515.5	255.2	102
Buildings and Equipment, net	486.1	463.2	5
Other Nonearning Assets	2,979.5	2,844.5	5

Total Assets	$59,609.7	$53,325.9	12%

Liabilities and Stockholders' Equity
Interest-Bearing Deposits
Savings	$9,555.6	$7,933.3	20%
Other Time	630.2	380.5	66
Non-U.S. Offices Time	27,450.3	23,324.5	18

Total Interest-Bearing Deposits	37,636.1	31,638.3	19
Short-Term Borrowings	3,935.9	5,653.1	(30)
Senior Notes and Long-Term Debt	3,060.8	3,226.4	(5)

Total Interest-Related Funds	44,632.8	40,517.8	10
Demand & Other Noninterest-Bearing Deposits	8,225.9	7,044.8	17
Other Liabilities	2,523.8	1,954.9	29

Total Liabilities	55,382.5	49,517.5	12
Common Equity	4,227.2	3,808.4	11

Total Liabilities and Stockholders' Equity	$59,609.7	$53,325.9	12%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

BALANCE SHEET ($ IN MILLIONS)

	JUNE 30	MARCH 31
	2007	2007	% Change
Assets
Money Market Assets	$15,598.8	$19,541.5	(20)%
Securities
U.S. Government	5.1	6.1	(16)
Government Sponsored Agency and Other	11,709.3	11,656.0	N/M
Municipal	883.7	886.8	N/M
Trading Account	7.1	8.1	(12)

Total Securities	12,605.2	12,557.0	N/M
Loans and Leases	24,044.9	21,658.2	11

Total Earning Assets	52,248.9	53,756.7	(3)
Reserve for Credit Losses Assigned to Loans & Leases	(139.3)	(138.3)	1
Cash and Due from Banks	3,519.0	2,571.5	37
Trust Security Settlement Receivables	515.5	281.0	83
Buildings and Equipment, net	486.1	483.0	1
Other Nonearning Assets	2,979.5	2,578.5	16

Total Assets	$59,609.7	$59,532.4	N/M %

Liabilities and Stockholders' Equity
Interest-Bearing Deposits
Savings	$9,555.6	$9,184.7	4%
Other Time	630.2	476.8	32
Non-U.S. Offices Time	27,450.3	30,916.7	(11)

Total Interest-Bearing Deposits	37,636.1	40,578.2	(7)
Short-Term Borrowings	3,935.9	2,386.2	65
Senior Notes and Long-Term Debt	3,060.8	3,404.6	(10)

Total Interest-Related Funds	44,632.8	46,369.0	(4)
Demand & Other Noninterest-Bearing Deposits	8,225.9	6,441.4	28
Other Liabilities	2,523.8	2,678.6	(6)

Total Liabilities	55,382.5	55,489.0	N/M
Common Equity	4,227.2	4,043.4	5

Total Liabilities and Stockholders' Equity	$59,609.7	$59,532.4	N/M %

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

AVERAGE BALANCE SHEET ($ IN MILLIONS)

	SECOND QUARTER
	2007	2006	% Change (*)
Assets
Money Market Assets	$17,183.4	$14,427.3	19%
Securities
U.S. Government	389.9	177.6	120
Government Sponsored Agency and Other	11,868.7	10,168.3	17
Municipal	884.5	900.0	(2)
Trading Account	6.6	5.8	12

Total Securities	13,149.7	11,251.7	17
Loans and Leases	22,517.9	20,416.7	10

Total Earning Assets	52,851.0	46,095.7	15
Reserve for Credit Losses Assigned to Loans & Leases	(137.8)	(129.8)	6
Nonearning Assets	6,444.9	6,767.6	(5)

Total Assets	$59,158.1	$52,733.5	12%

Liabilities and Stockholders' Equity
Interest-Bearing Deposits
Savings	$8,979.6	$8,175.1	10%
Other Time	517.8	400.9	29
Non-U.S. Offices Time	27,762.1	21,915.1	27

Total Interest-Bearing Deposits	37,259.5	30,491.1	22
Short-Term Borrowings	4,746.9	6,099.4	(22)
Senior Notes and Long-Term Debt	3,159.2	3,282.9	(4)

Total Interest-Related Funds	45,165.6	39,873.4	13
Demand & Other Noninterest-Bearing Deposits	7,059.0	6,552.9	8
Other Liabilities	2,831.5	2,575.2	10

Total Liabilities	55,056.1	49,001.5	12
Common Equity	4,102.0	3,732.0	10

Total Liabilities and Stockholders' Equity	$59,158.1	$52,733.5	12%

NORTHERN TRUST CORPORATION

(Supplemental Consolidated Financial Information)

QUARTERLY TREND DATA

($ In Millions Except Per Share Data)

	2007 Quarters		2006 Quarters
	Second	First	Fourth	Third	Second
Net Income Summary
Trust, Investment and Other Servicing Fees	$532.7	$488.9	$458.2	$438.1	$452.8
Other Noninterest Income	141.1	124.6	111.2	113.0	140.5
Net Interest Income (Taxable Equivalent)	208.6	210.3	206.6	198.5	199.0

Total Revenue (Taxable Equivalent)	882.4	823.8	776.0	749.6	792.3
Provision for Credit Losses	4.0	—	2.0	6.0	3.0
Noninterest Expenses	555.3	525.9	514.6	477.0	492.0

Pretax Income (Taxable Equivalent)	323.1	297.9	259.4	266.6	297.3
Taxable Equivalent Adjustment	13.4	15.6	17.3	16.1	16.1
Provision for Income Taxes	102.8	95.6	71.3	86.8	113.3

Net Income	$206.9	$186.7	$170.8	$163.7	$167.9

Per Common Share
Net Income - Basic	$0.94	$0.85	$0.78	$0.75	$0.77
- Diluted	0.92	0.84	0.77	0.74	0.76
Dividend Declared	0.25	0.25	0.25	0.23	0.23
Book Value (EOP)	19.21	18.43	18.03	18.06	17.48
Market Value (EOP)	64.24	60.14	60.69	58.43	55.30

Ratios
Return on Average Common Equity	20.23%	19.21%	17.14%	16.96%	18.05%
Return on Average Assets	1.40	1.33	1.18	1.23	1.28
Net Interest Margin	1.58	1.68	1.67	1.73	1.73

Risk-based Capital Ratios
Tier 1	10.0%	10.2%	9.8%	10.2%	10.0%
Total (Tier 1 + Tier 2)	12.0	12.4	12.0	12.5	12.4
Leverage	7.0	7.0	6.7	7.0	6.8

Assets Under Custody ($ in Billions) - EOP
Corporate	$3,670.1	$3,456.6	$3,263.5	$3,065.7	$2,925.2
Personal	319.2	297.5	281.9	242.8	234.9

Total Assets Under Custody	$3,989.3	$3,754.1	$3,545.4	$3,308.5	$3,160.1

Managed Assets	$766.5	$755.8	$697.2	$667.2	$640.1

Asset Quality ($ in Millions) - EOP
Nonperforming Loans	$26.8	$35.1	$35.7	$32.1	$30.1
Other Real Estate Owned (OREO)	5.6	1.9	1.4	0.4	2.7

Total Nonperforming Assets	$32.4	$37.0	$37.1	$32.5	$32.8

Nonperforming Assets / Loans & OREO	0.13%	0.17%	0.16%	0.15%	0.15%

Gross Charge-offs	$2.4	$2.3	$0.9	$0.3	$0.2
Less: Gross Recoveries & Foreign Translation	0.1	0.1	0.5	0.2	0.8

Net Charge-offs (Recoveries & Translation)	$2.3	$2.2	$0.4	$0.1	($0.6)

Net Charge-offs (Annualized) to Average Loans	0.04%	0.04%	0.01%	0.00%	-0.01%
Reserve for Credit Losses Assigned to Loans	$139.3	$138.3	$140.4	$139.4	$133.5
Reserve to Nonaccrual Loans	520%	394%	393%	434%	444%
Reserve for Other Credit-Related Exposures	$11.2	$10.5	$10.6	$10.0	$10.0